Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 13, 2012 with respect to the special-purpose combined financial statements included in the Current Report on Form 8-K of Concho Resources Inc. dated January 13, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Concho Resources Inc. on Form S-8 (File No. 333-145791, effective August 30, 2007) and Forms S-3 (File No. 333-154737, effective October 24, 2008, File No. 333-161809, effective September 9, 2009, and File No. 333-170941, effective December 3, 2010).

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas

January 13, 2012